CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2021, relating to the financial statements and financial highlights of Loncar Cancer Immunotherapy ETF and Loncar China BioPharma ETF, each a series of ETF Series Solutions, for the year ended August 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwauke, WI
December 17, 2021